Exhibit (a)(5)(B)

201 S. College Street Suite 1690 Charlotte, NC 28244 (704) 343-6011

[•], 2024

[Stockholder Name]

Re:	Steele Creek Capital Corporation
Tender Confirmation

Dear Stockholder:

Steele Creek Capital Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.001 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.	XXX-XX[•]
Offer to Purchase Dated	November 29, 2024
Tender Valuation Date	December 31, 2024
Accepted Tender Shares	[•]
NAV as of Tender Valuation Date	$[•]
Accepted Tender Amount	$[•]

Between forty-five and sixty days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact the Fund.

Sincerely,

Steele Creek Investment Management LLC

The Adviser